EXHIBIT 99

                             LITHIA MOTORS, INC.

                        1998 EMPLOYEE STOCK BONUS PLAN


1. PURPOSE. The Lithia Motors, Inc. 1998 Employee Stock Bonus Plan (the "Plan") is intended to provide the employees of Lithia Motors, Inc. (the "Company") and its participating Subsidiaries an ownership interest in the Company through the granting of shares of Common Stock of the Company.

2.    DEFINITIONS.  As used in this Plan:

      "Board" means the Board of Directors of the Company.


      "Common Stock" or "Stock" means the Class A Common Stock, without par value, of the Company.

      "Company" means Lithia Motors, Inc. an Oregon corporation.

      "Employee" means any person who was in the Employment of an Employer on December 1, 1998.

      "Employer" means the Company and each its Subsidiaries which has been designated by the Board as a participating employer in the Plan.

      "Employment" means Employment as an Employee by the Company or a Subsidiary as designated in such entity's payroll records. Any worker treated as an independent contractor by the Company or any Subsidiary who is later reclassified as a common-law employee shall not be in Employment during any period in which such worker was treated by the Company or a Subsidiary as an independent contractor.

      "Plan" means the Lithia Motors, Inc. 1998 Employee Stock Bonus Plan, as set forth herein, and all amendments hereto.

      "Subsidiary" means any domestic or foreign corporation, limited liability company, partnership or other form of business entity (other than the Company) which, pursuant to Section 424(f) of the Code, is included in an unbroken chain of entities beginning with the Company if, on December 1, 1998, each of the entities other than the last entity in the unbroken chain owns at least a majority of the total combined voting power of all interests in one of the other entities in such chain.

3. DURATION OF THE PLAN. The Plan shall become effective upon the approval of the Plan by the Board and shall terminate when stock certificates have been issued to all eligible Employees or December 31, 1999, whichever occurs first.


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4.    SHARES  SUBJECT TO THE PLAN.  The total number of shares of Common Stock that may be granted under the Plan will not exceed 2000 shares and may be originally issued shares, treasury shares, reacquired shares, shares bought in the market, or any combination of the foregoing

5. ELIGIBILITY. Every full or part-time Employee who is employed by the Company or a Subsidiary on December 1, 1998 is eligible to participate in the Plan except for the following:

1.    Corporate officers and directors of any Employer;
2.    Employees covered by a collective bargaining agreement;
3.    Persons  employed on a  temporary  basis  pursuant to a contract  with a third party or persons employed on a contract basis and deemed an independent contractor by the Employer; and
4.    Persons employed on an "on call" basis.

      All determinations of eligibility shall be made by the Board in its sole discretion pursuant to the terms of the Plan, and shall be final, conclusive and binding on all persons and the Company.

6. GRANT OF SHARE. Upon adoption of the Plan by the Board, each eligible Employee is granted one (1) share of stock of the Company pursuant to the terms of the Plan.

7. OWNERSHIP AND DELIVERY OF SHARES. The Company, a brokerage firm or other entity designated by the Company, shall deliver to each eligible Employee a certificate for the number of shares of Common Stock issued to such Employee hereunder as soon as practicable. Alternatively, in the discretion of the Board, the stock certificate may be delivered to a designated stock brokerage account maintained for such Employee and held in "street name." Stock to be delivered to eligible Employees under the Plan will be registered on the books and records of the Company in the name of each Employee

8. NO RIGHTS AS A SHAREHOLDER UNTIL CERTIFICATE ISSUED. An Employee shall not be deemed to be a shareholder, and shall not have any of the rights or privileges of a shareholder until, a stock certificate has been issued in the name of each Employee in accordance with the Plan.

9. TRANSFERABILITY The right of an Employee to receive Common Stock under the Plan is not assignable or transferable.

10. ADMINISTRATION OF THE PLAN. Subject to the provisions of the Plan, the Board shall have the plenary authority to (i) interpret the Plan, (ii) make such rules as it deems necessary for the proper administration of the Plan,
(iii) make all other determinations necessary or advisable for the administration of the Plan, and (iv) correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Board deems advisable. All determinations and decisions made by the Board shall be made in its discretion pursuant to the provisions of the Plan, and shall be final, conclusive and binding on all persons including the Company and Employees.

11. AMENDMENT OF THE PLAN. The Board shall have the plenary authority to amend the Plan.

12. REGULATORY APPROVALS AND COMPLIANCE. The Company's obligation to deliver Common Stock under the Plan is at all times subject to all approvals of and compliance with the (i) regulations of any applicable stock exchanges (including NASDAQ and NYSE) and (ii) any governmental authorities required in connection with the authorization, issuance, sale or delivery of such Stock, as well as federal, state and foreign securities laws. In the event the

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Company is required to obtain from any  commission  or agency the authority to issue any stock certificate hereunder, the Company shall seek to obtain such authority. The inability of the Company to obtain from any such commission or agency the authority which counsel for the Company deems necessary for the lawful issuance of any such certificate shall relieve the Company from liability to any Employee.

13.   MISCELLANEOUS.

      Headings. Any headings or subheadings in this Plan are inserted for convenience of reference only and are to be ignored in the construction or interpretation of any provisions hereof.

      Gender and Tense. Any words herein used in the masculine shall be read and construed in the feminine when appropriate. Words in the singular shall be read and construed as though in the plural, and vice-versa, when appropriate.

      Governing Law. This Plan shall be governed and construed in accordance with the laws of the State of Oregon to the extent not preempted by federal law.

      Severability. In the event that any provision of this Plan shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.

      No Guarantee of Tax Consequences. The Company and Board, do not make any commitment or guarantee that any tax treatment will apply or be available to any person participating or eligible to participate in the Plan, including, without limitation, any tax imposed by the United States or any state thereof, any estate tax, or any tax imposed by a foreign government.

      Company as Agent for the Employers. Each Employer, by adopting the Plan, appoints the Company and the Board as its agents to exercise on its behalf all of the powers and authorities hereby conferred upon the Company and the Board by the terms of the Plan, including, but not by way of limitation, the power to amend and terminate the Plan.

IN WITNESS WHEREOF, this Plan is hereby executed by a duly authorized officer of the Company.

As approved by the Board of  Directors of Lithia  Motors,  Inc on December 11,
1998.



                                          Sidney B. DeBoer, Secretary